FACTSET:CALLSTREET

Conference Call Transcript

Winthrop Realty Trust, Inc.	FUR	Q4 2009 Earnings Call	Mar. 4, 2010
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator:  Greetings, and welcome to the Winthrop Realty Trust’s Fourth Quarter and 2009 Year-End Financial Results Earnings Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Beverly Bergman, Vice President and Director of Investor Relations for Realty Trust. Thank you. Ms. Bergman, you may begin.

Beverly Bergman, Vice President and Director of Investor Relations

Thank you, Latanya . Good afternoon everyone, and welcome to the Winthrop Realty Trust conference call to discuss our fourth quarter and full year 2009 financial results. With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Carolyn Tiffany, President; Tom Staples, Chief Financial Officer and other members of the management team.

This morning, March 4, we issued a press release and posted on our website supplemental financial information, both of which will be furnished on our Form 8-K with the SEC. Both the press release and the supplemental financial information are available on our website at www.winthropreit.com.

The press release can be found in the site’s News & Events section and the supplemental financial information can be found in the site’s Investor Relations section. Additionally, we are hosting a live webcast of today’s call, which you can also access from the website’s News & Events section.

At this time, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time-to-time in our filings with the SEC. We do not undertake a duty to update any forward-looking statements.

Please note that in the press release we have reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. This can be found in the FFO table of the press release.

I’d now like to turn the call over to Michael Ashner for his opening remarks. Michael?

Michael L. Ashner, Chairman and Chief Executive Officer

Thank you, Beverly. Good afternoon. Again, thank you for joining us on our conference call today. As you know, this morning we announced our financial results for the fourth quarter.

During 2009, we identified investment opportunities in two principal areas, secured real estate debt and equity and debt REIT securities, executing both of these by investing a total of $90 million into these asset classes. We have tapered off our investing in REIT equity and debt securities having invested over $69 million, in the last two years have began divesting, as we believe the prices for most REIT securities are at levels that will not yield significant future returns. Accordingly, we’ve sold a portion of these REIT securities for net proceeds of approximately $47 million for a total realized internal rate of return exceeding 46%. We do, however, continue to see strong opportunities through secured real estate loans and preferred equity investing.

As recently reported by Realpoint, there are more than 4,000 CMBS loans with an aggregate balance of $72 billion now in special servicing. Further, there is an expectation that the number will continue to grow at a historical pace. We expect that the proverbial dam to break as borrowers are unable to refinance at loan maturity and as monetary defaults increase due to reduced rental income, as well as the special servicers becoming unwilling to extend loans indefinitely.

The opportunities may come to us in a number of forms including borrower recapitalizations, discounted loan payoffs and/or the acquisition of existing defaulted loans. To this end, we spent considerable time and capital during the last six months establishing an infrastructure from which we hope we’ll generate significant investment opportunities apart from the normal real estate broker auction process. While the process has been time consuming and somewhat tedious, we believe we are beginning to see investment opportunities resulting from these efforts.

In any event, I believe that one of more forcing mechanisms will emerge within the market and we’re poised with $150 million of liquidity and line availability with which to participate. Despite this liquidity, we continue to be patient. As I said on our last call, we are all well aware of the responsibility to protect our capital particularly in stressed market conditions such as these and intend to invest with great caution and deliberation. With opportunity, always comes risk. As Carolyn will discuss in greater detail, we continue to aggressively manage our existing assets that had significant positive leasing activity during the last several months. We look forward to 2010, and for that matter 2011.

With that, I will now turn the call over to our Chief Financial Officer, Tom Staples, to review our financial results. Tom?

Thomas Staples, Chief Financial Officer

Good afternoon, everyone. We’re pleased to have furnished to you for the first time a quarterly supplemental report which you can access on our website, www.winthropreit.com in the Investor Relations section. We continue to seek ways in which we can improve our financial reporting and welcome any comments. In addition to an overview with the financial results, I’ll briefly review highlights from each of our business segments.

For the quarter ended December 31, 2009, we incurred a net loss of $6 million or $0.34 per common share, compared with a net loss of $52.7 million or $3.34 per common share for the quarter ended December 31, 2008. The loss for the current period was primarily the result of a $10 million impairment taken on our Churchill, Pennsylvania property and a $2.5 million other-than-temporary impairment loss on one of our Marc Realty equity investments located in suburban Chicago. During the quarter, we reported $6 million in gains recognized on REIT securities carried at fair value. The gains on the REIT securities consisted of $2.1 million of realized gains and 3.9 million of unrealized gains.

Total FFO for the fourth quarter of 2009 was a negative $2 million or a negative $0.11 per common share, compared with negative FFO, $51.2 million or negative $3.25 per common share for the fourth quarter of 2008. FFO was negatively impacted by the same factors, which negatively impacted net earnings noted earlier. Adjusting FFO for certain items that affect comparability, FFO for the quarter ended December 31, 2009 was $9.8 million or $0.50 per common share, compared with FFO of $7 million or $0.37 per common share for the quarter ended December 31, 2008.

For the year-ended December 31, 2009, we incurred a net loss of $84.5 million or $5.19 per common share, compared with a net loss of $68.2 million or $4.59 per common share for 2008. The 2009 loss was primarily the result of $98.6 million loss from our equity investment in Concord as well as the $10 million impairment loss on the Churchill, Pennsylvania property. These losses were partially offset by $23.3 million of gains recognized on our REIT securities carried at fair value. The gains on the REIT securities consisted of $5.4 million of realized gains and $17.9 million of unrealized gains.

We reported negative FFO for the year ended December 31, 2009 of $70.4 million or negative $4.32 per common share, compared with negative FFO of $57.7 million, or negative $3.88 per share common share for the year-ended December 31, 2008.

Similarly, adjusting FFO for certain items that affect comparability, FFO for the year-ended December 31, 2009 and 2008 was $47.2 million or $2.62 per common share, and $33 million or $1.77 per common share respectively. With respect to our Operating Properties business segment, net operating loss was $5.5 million for the three months ended December 31, 2009, compared with a net operating income of approximately $6 million for the three months ended December 31, 2008.

For the year-ended December 31, 2009, net operating income was approximately $16.6 million, compared with approximately $29.1 million for the year-ended December 31, 2008. As a result of the July 2009 restructuring of the Marc Realty portfolio, the period from July 1 through December 31 of 2009 characterizes these investments as operating properties, which affects comparability. The details relating to the components of the net income for our operating properties including consolidated 100% owned properties, partially owned and consolidated properties, as well our equity ventures, please refer to pages 15 and 16 of our supplement.

The decrease in operating income from 2008 to 2009 is attributed to the previously identified impairments, which Carolyn will discuss further. A decrease of $1 million in rental income due to the reduced rent pursuant to the restructuring and 10-year extension of the lease of our Plantation Florida property as of January 1, 2009, a decrease of $700,000 in rents and reimbursements at our Jacksonville, Florida property due to the loss of two tenants who occupied 80% of the property at a decrease of $500,000 in rents and reimbursements from our Lisle, Illinois properties due to an approximate 12% decrease in occupancy at one of the properties in 2009.

In addition, our operating expenses increased primarily due to a $380,000 tenant rent reserve at our Burlington, Vermont property as a result of the tenant bankruptcy. We have a claim at bankruptcy and have received all post-petition amounts. At the time of our lease negotiations with this tenant, we were aware of the planned bankruptcy and factored this into our negotiations.

Our Sealy investment had a $522,000 increase in losses due primarily to a $441,000 increase in loss related our Newmarket office complex in Atlanta, Georgia, which we held for 12 months in 2009 and only five months in 2008. Losses from the Sealy portfolio are primarily the result of non-cash depreciation and amortization expenses. Again, I refer you to the supplemental data for details as to the components of the income from our equity investments.

Our Marc Realty equity investment in 12 properties generated a net loss of $2.2 million. The loss was due to a $2.5 million impairment taken at the Woodfield property, which is located in suburban Chicago. We believe that because of the recent tenant loss and our current negotiations requesting a modification with the property’s lender that the decline in value other-than-temporary and we’ve marked our investment in this property to the current market value.

With respect to our Loan Asset business segment, net operating income for the three months ended December 31, 2009 was $1.4 million, compared with net operating loss of approximately $57.8 million for the same period in 2008. For the year ended December 31, 2009, the Loan Asset business segment net operating loss was $99.8 million compared with $67.8 million for the year-ended December 31, 2008.

The increase in the net operating loss for the year in this business segment was primarily due to a $31.8 million increase in the equity loss from Concord, which amounted to $98.6 million in 2009 and $66.8 million for the year-ended December 31, 2008.

With respect to our REIT Securities business segment, net operating income for the three months ended December 31, 2009 was $5.6 million compared to approximately $400,000 for the same period in 2008.

For the year-ended December 31, 2009, net operating income was approximately $27 million, compared with a net income of approximately $1.3 million during the prior year period. The increase in the net operating income of the REIT Securities business segment year-to-year of $25.7 million was due primarily to a $17.8 million unrealized gain on the securities carried at fair value and a $3.8 million increase in gain on the sales of securities, as well as the $3 million increase in interest and dividend income. Lastly, on January 15 of 2010, we paid regular quarterly cash dividend of $0.1625 per common share for the fourth quarter of 2009.

Now, I’ll turn the call over to Carolyn Tiffany. Carolyn?

Carolyn Tiffany, President

Thank you, Tom. Good afternoon. I rejoined Winthrop in January of 2009 as President and it has been an interesting year. We, like all companies, have had to face significant challenges. Some of these do not playout, as I would have hoped, namely Concord, which resulted in a significant loss to our shareholders, and as we all know, has been written to zero on our financial statements.

In addition, fair events on asset challenges by way of example, our investment in our Churchill, Pennsylvania property for which the final outcome remains uncertain. We determined that impairment was borne to bear as well in view of this uncertainty. On the other hand, there have been a number of challenges that we’ve managed through successfully, and while not immediately recognized in our financial statements, have created substantial value for the company.

With respect to leasing activities, our asset management team has performed remarkably. Our 554,000 square foot Jacksonville, Florida property, which was vacant much of the year, has been leased up under a long-term lease to a creditworthy tenant. Likewise, the tenant at both our properties in Andover, Massachusetts and Burlington, Vermont gave notice it was not renewing its lease.

Both of these properties have been fully released, one with a new tenant and the other through the renewal of an existing sub-tenant. The details of these new leases can be found in our January 19, 2010 press release. And with these new leases, our consolidated assets are 96.6% leased.

As we’ve mentioned, our one million square foot property located in Churchill, Pennsylvania is under lease with CBS/Viacom through December 2010. The property requires significant capital needs, which we believe to be the tenant’s responsibility under the terms of its bond lease. Our negotiations with CBS are ongoing with a variety of potential resolutions. We have been carrying this asset on our books for $21 million.  Our analysis of a release of the entire property indicates a value of approximately $11 million in this market, which we believe is a permanent impairment and we’ve made the necessary adjustments.

I think it’s important to note, however, that this property was part of a $92 million portfolio transaction that we did in 2004, which we have commonly referred to as the Finova portfolio. Despite the write-down of this asset, the performance of the portfolio overall has generated superior returns. For instance, the Orlando, Florida property from this portfolio, which we carry on our books, for $15 million was refinanced for $40 million in 2007.

With respect to our joint venture assets, they too have had to deal with the tribulations facing the real estate market and we carefully monitor the assets. Those suburban properties in our Marc Realty venture, in which we continue to hold an interest, have experienced the biggest declines in occupancy and rental rates. However, in all but one instance, that being Woodfield, which Tom mentioned, we believe that these performance declines will reverse and any decline in the value of our investment is temporary. The downtown properties continue to hold their own and perform very well in this market.

Similarly, our Sealy investment has not been immune to the market conditions and has experienced some decline in occupancy. We believe in the long-term value of these assets and do have the ability to hold the assets through this cycle.

In addition to our activity on the asset management side, as Michael previously mentioned, during 2009 we identified opportunities in two areas, secured real estate loans and REIT securities.  Accordingly, we made investments in the 160 Spear Street, San Francisco mortgage and the Siete Square, Phoenix mortgage during the second quarter, and during the fourth quarter, we invested $15.6 million in three mortgage loans and one mezzanine loan, which have an aggregate outstanding balance of $34.8 million.

These recent acquisitions exemplify the type of investments that we view as opportunities in this market. The loans are secured by quality assets, including the Beverly Hilton Hotel and Metropolitan Tower in New York City. The collateral is well located, which is to say located in markets that we believe will recover first and most dramatically, and last, but certainly not least, priced to yield a return consistent with our expectations in this market.

 As Michael mentioned earlier, and you can see from our earnings release, we’ve had significant returns from our REIT securities investing, and are now realizing those returns through the sale of the securities.

In order to take advantage of opportunities, we supplemented our cash available for investment through a rights offering to shareholders during 2009, issuing 4.45 million common shares at a price of $9.05 per share. We believe the proceeds from the rights offering of $40 million can be invested accretively within a reasonable time period, and we believe together with our existing liquid assets, provides liquidity sufficient to target a variety of investments.

We do not expect that real estate fundamentals will improve this year or materially next year. During 2010, we expect that our operating property portfolio which consists of 39 properties, containing about 8.5 million square feet will continue to be faced with leasing and expense containment issues facing commercial real estate nationally.

For example, Kroger, our tenant occupies 536,000 square feet of retail space in 11 net lease buildings. As we expected, they notified us of their intention to extend the leases on 255,000 square feet in five buildings, at rents slightly above the 2009 rate. They also notified us of their intent to exercise their purchase option on our 52,000 square foot property located in Athens, Georgia and not to extend leases expiring in October 2010 on five buildings containing approximately 229,000 square feet.  Where Kroger has not exercised their renewal option, brokers have been engaged and we are aggressively marketing these properties for sale or lease.

While the market conditions will have a temporary negative impact on the performance of our existing portfolio of operating properties, we believe we are well positioned for the long-term. Moreover, the same conditions are what will create for us the opportunities under which our management team has historically excelled and as we did with the REIT securities and loan assets in 2009, we look forward to demonstrating this in 2010.

And with that, I will ask the operator to open it up for questions.

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions]. Our first question comes from Joshua Barber with Stifel Nicolaus. Please proceed with your question.

<Q – David Fick>: Hi, the Viacom impairment, can you just walk us through that? Are they actually moving it out and what options do you have? I think you felt you had a claim there and obviously there’s condition issues with the buildings?

<A – Michael Ashner>: It’s somewhat complicated. We have discussed with them a joint venture to develop the property, our own development of the property, repairs to the property, but we disagree as to what each parties obligations would be and that’s out there right now. There is significant work that needs to be done on a number of buildings, just under the terms of the bond lease to, in our view, return them to us under the condition of those lease terms. And so, we are in disagreement right now.

<Q – David Fick>: Meanwhile, you have to look at this in terms of role and value for development and take the appropriate impairment?

<A – Michael Ashner>: Well, there is actually buildings that have – we’ve looked at it more differently. There is --

<A – Carolyn Tiffany>: Actually I can explain, if you let me, Michael?

<A – Michael Ashner>: Sure.

<A – Carolyn Tiffany>: Josh, as you know, under GAAP, once we determine that there is an impairment we have to mark it as fair value. So what we did was we looked at this property and assumed that if CBS were to deliver this property to us in tenantable condition, that’s every building vacant. What would somebody be willing to pay for that and that is how we concluded in this market it would be about $11 million.

<A – Michael Ashner>: What we did, let me be little more specific on the valuation, we assumed a very conservative basis for the property that [inaudible]. The property is a large complex in which there are two office buildings, two standard office buildings, one standard industrial building, a nuclear hot cell site which has significant value, as well as two larger, a lab facility and a separate office building. And in our analysis we looked at what the cost would be to retenanting two office buildings, evaluating the hot cell site and retenanting the warehouse. And we use today’s market rents high with a relatively high vacancy and high TI cost and that’s how we did our analysis.

<Q – David Fick>: Refresh us. Aren’t these businesses sort of a special purpose campus that’s in a fairly remote location?

<A – Michael Ashner>: Not all of them are, no, while it is suburban Pittsburgh, so some might argue that all of Pittsburgh is remote.

<Q – David Fick>: I would certainly do that.

<A – Michael Ashner>: Having said that, two of the offices are not special purpose at all, the hot cell site has great value because it’s very difficult to get a licensed hot cell site in United States right now and the warehouse is a sub-standard warehouse and we assumed very low rents for the, both suburban office, that’s retenanted, and the warehouse, but that’s how we did it.

<A – Carolyn Tiffany>: And there are in fact some sub-tenants in there now currently.

<Q – David Fick>: Okay.

<A – Michael Ashner>: I believe the valuation net of the hot cell site was close to $30 a square foot after TI lease of classic [inaudible] at $30 a square foot value for the two standard office buildings, and I think $18 a square foot for the warehouse. So I don’t think we did anything to --

<Q – David Fick>: Okay. I should have said this is Dave Fick here with Joshua.

<A – Michael Ashner>: We knew who it was.

<Q – David Fick>: Okay. The Kroger leases, you’ve got roughly half of them expiring this year and they have not renewed, these are triple net. So what would your strategy be there, what if you have to take them, what would be the drag from an OpEx perspective? And do these expiries have any effect on the mortgage debt, I believe cross-collateralizes all the assets right?

<A – Carolyn Tiffany>: That’s right. Actually the entire kind of Finova portfolio is all encumbered at the KeyBank loan mortgage that we have, neither the Churchill nor the Kroger will have an impact on it. We have an extension in June and they don’t impact it at all. So that’s first. Secondly, the Kroger properties, we have between now and October of 2010 to find new tenants and to sell the property. We have engaged a broker and we are looking at it. And of course, we did evaluate these for impairment as well at year-end and concluded that there is no impairment to our book value. And we’re comfortable that we will be able to release or sell these properties between now and October 2010.

<Q – David Fick>: Okay. Bad debt expense jumped up pretty dramatically in the fourth quarter. What do you think we should be thinking of that going forward and what was in that number?

<A – Carolyn Tiffany>: That was, as Tom mentioned, one of the leases that we entered into this year on our Burlington property was with a company called Fairpoint, which was actually a spin-off of the existing tenant Verizon. As we were doing these lease negotiations, we were aware of their bankruptcy and factored that in. And what that represents is the pre-petition bankruptcy rent. They have paid all the post-petition rent and we expect them to emerge. And we actually have Verizon, the original parent company is actually on the hook for that 380,000. But it could take a year before we get it back. So we didn’t actually write it off, we reserved against it.

<Q – David Fick>: Okay. What is the overall portfolio occupancy right now?

<A – Carolyn Tiffany>: The total including the Marc and the Sealy stuff is about 88% total.

<Q – David Fick>: Okay. And then I guess my last question, I’ve got a few more, I’m going to call you with offline. But Fairholme’s conversion, what’s the logic there or maybe you don’t know, but it would seem that we never hit the strike price, there was some other objective for their conversion of their Series C into common in the first quarter?

<A – Michael Ashner>: We really can’t speculate as to why. Bruce Berkowitz is a very circumspect investor. He is sort of like Warren Buffett. Apart from having social conversations with him, he does not reveal why he does things and we don’t ask him. He is a 13G filer and we leave it at that.

<Q – David Fick>: Okay. Great. We’ll speak offline. Thanks.

Operator:  [Operator Instructions]. There are no further questions in queue at this time. I will like to turn the floor back over to Mr. Ashner for closing comments.

Michael L. Ashner, Chairman and Chief Executive Officer

Again, we thank you all for joining us this afternoon. As always, we appreciate your support and we welcome your input and questions concerning Winthrop and its business. If you’d would like to receive additional information about us, please contact Beverly at our offices. You can also find additional information about us on our website at www.winthropreit.com, a website which [inaudible], but I am sure it’s there. In addition please feel free to contact myself or any other member of management with any questions you may have at your convenience. I thank you all. And have a good afternoon.

Operator:  This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

Disclaimer
The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2010. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.